Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284614

PROSPECTUS SUPPLEMENT No. 6

(to the prospectus dated April 25, 2025)

Rain Enhancement Technologies Holdco, Inc.

5,000,000 Shares of Class A Common Stock Underlying Warrants (For Issuance)

5,914,057 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 6 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated April 25, 2025 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Rain Enhancement Technologies Holdco, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling shareholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAIN” and “RAINW,” respectively. On December 16, 2025, the closing price of our Class A Common Stock was $5.92 per share and the closing price for our Warrants was $0.26 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 12 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-42460	99-3527155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 339-222-6714

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RAIN	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	RAINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 15, 2025, Rain Enhancement Technologies Holdco, Inc. (the “Company”), filed Articles of Correction (the “Articles of Correction”) with the Secretary of the Commonwealth of Massachusetts to correct a clerical error in the definition of Voting Threshold Date in the Company’s Amended and Restated Articles of Organization dated December 19, 2024 (the “Articles”). The Articles of Correction is effective as of December 19, 2024, the original effective date of the Articles.

The foregoing description of the Articles of Correction is qualified in its entirety by references to the full text of the Articles of Correction and corrected Articles attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1	Articles of Correction to the Amended and Restated Articles of Organization of Rain Enhancement Technologies Holdco, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2025	RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

	By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

2

Exhibit 3.1

MA SOC Filing Number: 202588061930 Date: 12/15/2025 5:51:54 PM

6172270178 05:28:48 p.m. 12-15-2025 2 /26

DF
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Articles of Correction** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 1.24, 950 CMR 113.12)

(1) Exact name of corporation: Rain Enhancement Technologies Holdco, Inc.

(2) Registered office address: 44 School Street, Suite 505, Boston, MA 02108
(number, street, city or town, state, zip code)

(3) Describe the document to be corrected*: Restated Articles of Organization

(4) Date the document was filed: December 19, 2024
(month, day, year)

(5) Specify the typographical error, the incorrect statement and the reason it is incorrect, or the manner in which the execution was defective: An early draft was filed instead of the final version approved by shareholders 1) Article VI (o) delete first sentence, 2) Article VI (f) after "provided" delete "that prior to the first date on which the issued and outstanding Class B Common stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of shareholders"

(6) Correction of the typographical error, incorrect statement or defective execution: 1) Article VI(o) delete "In a Contested Election Meeting, Directors shall be elected by a plurality of the votes cast at such Contested Election Meeting."
2) Article VI (f) add the following after word "provided" - "that prior to the first date on which the Founders or their Permitted Transferees collectively beneficially own 20% or less of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B common Stock) collectively held by the Founders or their Permitted Transferees as of the Initial Public Offering Closing (the "Voting Threshold Date")...."

Signed by: /s/ Randy Seidl,
(signature of authorized individual)

on this 15th day of December, 2025.

* *or attach a copy of the document to these articles*

P.C.

c156ds124950c11312 01/12/05

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

Article I - Corporate Name

The exact name of the Corporation is Rain Enhancement Technologies Holdco, Inc. (the “Corporation”).

Article II - Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business Corporation may engage in under the Massachusetts Business Corporation Act (M.G.L. Ch. 156D, Sec. 101 et seq., as amended and in effect from time to time, the “MBCA”).

Article III - Authorized Shares

The following is the total number of shares and par value of each class of stock that the Corporation is authorized to issue. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance in each class) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Class A Common	30,000,000	0.0001
		Class B Common	1,000,000	0.0001
		Preferred	1,000,000	0.0001

Article IV - Preferences, Limitations and Rights of Any Class or Series

A.	Common Stock

1. Voting in General. Unless and until the Corporation has issued shares of Preferred Stock having the right to vote in the election of Directors of the Corporation and other matters requiring action by the Corporation’s shareholders, or as otherwise provided in these Amended and Restated Articles of Organization (as amended and/or restated from time to time, these “Articles”) or required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock (the Class A Common Stock and the Class B Common Stock referred to herein as the “Common Stock”) shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the shareholders of the Corporation. There shall be no cumulative voting.

2. Class A Common Stock Voting. Except as otherwise provided in these Articles or required by applicable law, each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

3. Class B Common Stock Voting. Except as otherwise provided in these Articles or required by applicable law, each holder of shares of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held of record by such holder as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

4. Equal Status. Except as otherwise provided in these Articles or required by applicable law, and subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall have the same rights, privileges and powers, rank equally, shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor, and shall be identical in all respects as to all matters; provided, however, that in the event that any dividend or distribution is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

5. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share equally, on a per share basis, in the net assets of the Corporation, after the Corporation shall have satisfied or made provision for the satisfaction of its debts and obligations and for the payment to holders of shares of any class or series of capital stock of the Corporation having preferential rights to receive distributions of the Corporation’s net assets.

6. Subdivisions Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

7. Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a consolidation or merger, such distribution or payment that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive, or have the right to elect to receive, different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have fifteen times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

8. Third-Party Tender or Exchange Offers. The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under these Articles (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having up to fifteen (15) times the voting power of any securities exchangeable for each share of Class A Common Stock) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in these Articles.

9. Conversion of Class B Common Stock.

(A) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (a “Voluntary Conversion”). Before any holder of Class B Common Stock shall be entitled to voluntarily convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 9(A) of Article IV, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 9(A) of Article IV shall be retired by the Corporation and shall not be available for reissuance. Notwithstanding anything to the contrary herein, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to this Section 9(A) of Article IV if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and delivers an affidavit of that fact acceptable to the Corporation and agrees to indemnify the Corporation from any loss incurred by it in connection with such lost, stolen or destroyed certificate.

(B) Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of (i) five (5) years from the closing of the Initial Public Offering Closing (as defined below), (ii) the first date on which the Founders or their Permitted Transferees collectively beneficially own 20% or less of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founders or their Permitted Transferees as of the Initial Public Offering Closing, (iii) upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock, or (iv) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i) through (iv) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 9(B) of Article IV to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion. Such notice shall be provided by any means then permitted by the MBCA; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(C) Certificates. Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of an Automatic Conversion, represented one or more shares of Class B Common Stock subject to such Automatic Conversion shall, upon such Automatic Conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Voluntary Conversion or an Automatic Conversion (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to a Conversion Event shall thereupon automatically be retired and shall not be available for reissuance.

(D) Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in this Section 9 of Article IV, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of this Section 9 of Article IV occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of these Articles, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.

(E) Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of these Articles, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Board of Directors has determined that a Transfer or other Conversion Event giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation or as maintained by the transfer agent of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted and to the extent that the Board of Directors has determined that a Transfer or Conversion Event has occurred, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation or as maintained by the transfer agent of the Corporation. In connection with any action of shareholders taken at a meeting or by written consent (if action by written consent of shareholders is permitted at such time under these Articles), the stock ledger of the Corporation or the records maintained by the transfer agent of the Corporation shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders or in connection with any such written consent and the class or classes or series of shares held by each such shareholder and the number of shares of each class or classes or series held by such shareholder.

(F) Definitions. For the purpose of this Section 9 of Article IV the following definitions shall apply:

(i) “Family Member” shall mean, with respect to any natural person who is a Qualified Shareholder, (a) the spouse of such Qualified Shareholder or (b) the parents, grandparents, lineal descendants, siblings, or lineal descendants of siblings of the Qualified Shareholder or of the Qualified Shareholder’s spouse, whether by birth or adoption.

(ii) “Founders” shall mean Harry L. You, Paul Dacier, Niccolo de Masi and each of their respective Permitted Entities.

(iii) “Initial Public Offering” shall mean an initial public offering of the Corporation’s equity securities, whether by the registration of the shares of the Corporation on a public stock exchange, or the merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, reorganization, contractual control arrangement or similar type of transaction with a special purpose acquisition company formed for such purpose.

(iv) “Permitted Entity” shall mean with respect to a Qualified Shareholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder; or (c) any foundation or similar entity or any Qualified Charity for so long as such Qualified Shareholder continues to, directly or indirectly, exercise voting control over any shares of Class B Common Stock held by such entity.

(v) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock (a) by a Qualified Shareholder to (1)  any Permitted Entity of such Qualified Shareholder, (2) to such Qualified Shareholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Shareholder, or (3) to a Family Member of such Qualified Shareholder; (b) by a Permitted Entity of a Qualified Shareholder to any other Permitted Entity of such Qualified Shareholder or to a Family Member of such Qualified Shareholder; or (c) any Transfer approved in advance by the Board of Directors, or a duly authorized committee of the Board of Directors, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer”.

(vi) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(vii) “Permitted Trust” shall mean a bona fide trust where each trustee is a Qualified Shareholder.

(viii) “Qualified Charity” shall mean a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.

(ix) “Qualified Shareholder” shall mean: (a) the Founders; (b) the record holder of a share of Class B Common Stock as of the date of an Initial Public Offering; (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the date of an Initial Public Offering pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the date of an Initial Public Offering; and (d) a Permitted Transferee.

(x) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), the distribution of a share of Class B Common Stock to the partners, shareholders, members or other equity owners of the holder, or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 9 of Article IV:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of shareholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (2) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d) in connection with a merger or consolidation of the Corporation with or into any other entity or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation in each case that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors;

(e) the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or a similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;

(f) transferring to an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Shareholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Shareholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Qualified Shareholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each such share of Class B Common Stock convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(g) transferring to a corporation, partnership, or limited liability company in which such Qualified Shareholder directly or indirectly through one or more Permitted Entities owns shares, partnership interests, or membership interests, as applicable, with sufficient Voting Control such that the Qualified Shareholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company; provided that in the event the Qualified Shareholder no longer owns sufficient shares, partnership interests, or membership interests or no longer has sufficient legally enforceable rights to ensure the Qualified Shareholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, or limited liability company, each such share of Class B Common Stock then held by such corporation, partnership, or limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(h) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale.

(xi) “Voting Control” shall mean, with respect to a share of Class B Common Stock the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

10. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

11. Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, (i) amend, alter, repeal or waive Sections A3 through A10 of this Article IV (or adopt any provision inconsistent therewith) or (ii) authorize or issue any shares of any class or series of capital stock of the Corporation entitling the holder thereof to more than one (1) vote for each share thereof, without first obtaining the affirmative vote (or written consent if action by written consent of shareholders is permitted at such time under these Articles) of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, these Articles or the Bylaws.

B.	Preferred Stock

1. The Corporation’s Board of Directors shall be authorized, without further shareholder approval and subject to any limitations prescribed by applicable law, to provide for the issuance of shares of Preferred Stock in such class or series as may be determined by the Board of Directors by filing Articles of Amendment or Amended and Restated Articles pursuant to the law of the Commonwealth of Massachusetts, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, all to the fullest extent now or hereafter permitted, and any qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolutions.

2. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any class or series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock provided in any such Articles of Amendment or Amended and Restated Articles. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

C.	Staggered Board of Directors

1. The Board of Directors, other than those who may be elected by the holders of any class or series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III.

2. Each Director shall serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which such Director was elected; provided, however, that the directors first elected, assigned or appointed to Class I shall serve for a term ending on the Corporation’s first annual meeting of shareholders following the effectiveness of this provision in these Articles; the Directors first elected, assigned or appointed to Class II shall serve for a term ending on the Corporation’s second annual meeting of shareholders following the effectiveness of this provision in these Articles; and the directors first elected, assigned or appointed to Class III shall serve for a term ending on the Corporation’s third annual meeting of shareholders following the effectiveness of this provision in these Articles.

3. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes as it may determine at the time the classification of the Board of Directors becomes effective. The foregoing notwithstanding, each Director shall serve until such Director’s successor shall have been duly elected and qualified, or until such Director’s prior death, resignation, retirement, disqualification or other removal.

4. Prior to the occurrence of the Voting Threshold Date, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by the affirmative votes of the holders of a majority of the Common Stock for nominees designated by the holders of a majority of the Class B Common Stock. On and after the Voting Threshold Date, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, shall be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by shareholders. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.

D.	Approval by Shareholders of Certain Actions

1. Amendment or Restatement of Articles. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Amended and Restated Articles of Organization (“Articles”), by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to Section 10.03 of the MBCA, the approval and adoption of any amendment to these Articles or any Restated Articles of the Corporation shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles prior to the Voting Threshold Date, and the affirmative vote of two-thirds of all shares entitled generally to vote on such matter by these Articles on and after the Voting Threshold Date; provided, however, that as long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or these Articles, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of these Articles (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than fifteen (15) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by these Articles or the MBCA.

2. Merger or Share Exchange. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 11.04 of the MBCA, the approval and adoption of plan of merger or share exchange shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles.

3. Sale or Lease of All or Substantially All Property. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (b) of Section 12.02 of the MBCA, the approval of a sale, lease, exchange or disposition of all or substantially all property of the Corporation in accordance with Section 12.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles.

4. Voluntary Dissolution of the Corporation. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (c) of Section 14.02 of the MBCA, the approval of a proposal to dissolve the Corporation in accordance with Section 14.02 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles.

5. Domestication into Foreign Jurisdiction. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.21 of the MBCA, the approval of a plan of domestication of the Corporation to a foreign jurisdiction in accordance with Section 9.21 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles.

6. Entity Conversion. Unless a greater percentage vote, or action by one or more separate voting groups, is required by these Articles, by the Bylaws of the Corporation, by the provisions of the MBCA, or by the Board of Directors of the Corporation acting pursuant to subsection (3) of Section 9.52 of the MBCA, the approval of a plan of entity conversion to a domestic or foreign other entity in accordance with Section 9.52 of the MBCA shall require the affirmative vote of at least a majority of all shares entitled generally to vote on such matter by these Articles, and in addition, a majority of the shares of any voting group entitled to vote separately on the matter pursuant to the MBCA, by these Articles or by the Bylaws of the Corporation, or by action of the Board of Directors of the Corporation taken pursuant to Subsection (3) of Section 9.52 of the MBCA.

7. Choice of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Litigation Session of the Superior Court for Suffolk County, Massachusetts and United States District Court for the District of Massachusetts sitting in Boston, Massachusetts shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA, the Articles, or the Bylaws of the Corporation, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein, except that the United States District Court of Massachusetts in Boston shall be the sole and exclusive forum for any claim arising under the Securities Act of 1933, as amended. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IV.D.7.

Article V - Restrictions

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are: None.

Article VI - Other Lawful Provisions

The Corporation shall have all lawful powers of a corporation organized pursuant to the MBCA. In addition to, and not in limitation of, thereof:

(a)	the Corporation shall have the right, power and authority to carry on any business, operation or activity to the same extent as might an individual, whether as a principal, agent, contractor, or otherwise, and either alone or in conjunction, joint venture, partnership or other arrangement with any other entity or natural person.

(b)	the Corporation shall have the right, power and authority to carry on any lawful business, operation or activity through one or more direct or indirect subsidiaries, whether wholly-owned or owned in part.

(c)	the Corporation shall have the right, power and authority to be a partner in any business enterprise which the Corporation would have the power to conduct directly or through a direct or indirect subsidiary.

(d)	The Board of Directors may make, amend, restate or repeal the Bylaws of the Corporation, in whole or in part, except with respect to any provision of such Bylaws which, by law or the terms of such Bylaws, requires the approval of the shareholders.

(e)	Meetings of the shareholders of the Corporation may be held anywhere in the United States or solely by means of remote communication, and subject to guidelines and procedures adopted by the Board of Directors, shareholders and proxyholders not physically present at a meeting of shareholders, may participate and be deemed present in person and capable of voting by means of remote communications.

(f)	Special meetings of the shareholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, or the Chief Executive Officer of the Corporation, and may not be called by any other person; provided that prior to the first date on which the Founders or their Permitted Transferees collectively beneficially own 20% or less of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founders or their Permitted Transferees as of the Initial Public Offering Closing (the “Voting Threshold Date”), special meetings of shareholders for any purpose or purposes may be called by or at the request of the holders of a majority of the outstanding shares of Class B Common Stock. Business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(g)	No shareholder shall have the right to examine any property or any books, accounts or other writings of the Corporation if there is a reasonable ground for belief that such examination will, for any reason, be adverse to the interests of the Corporation. A vote of the Directors, refusing permission to make such examination and setting forth that in the opinion of the Directors such examination would be adverse to the interests of the Corporation, shall be prima facie evidence that such examination would be adverse to the interests of the Corporation. Every such examination shall be subject to such reasonable regulations as the Directors may establish with respect thereto.

(h)	The Directors may specify the manner in which the accounts of the Corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the Directors specify otherwise, the excess of the consideration paid for any shares of capital stock with par value issued by it over such par value shall be paid-in surplus. The Directors may allocate to capital stock less than all of the consideration paid for any share of the Corporation’s capital stock without par value issued by the Corporation, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

(i)	The purchase or other acquisition or retention by the Corporation of shares of its own capital stock shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no shareholder shall have any right to demand any distribution from the Corporation, except as and to the extent that the shareholders shall have provided at the time of the authorization of such reduction.

(j)	The Directors shall have the power to fix from time to time their compensation.

(k)	No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any Director, officer, or shareholder of the Corporation, individually, or any individual having any interest in any concern which is a shareholder of the Corporation, or any concern in which any of such Directors, officers, shareholders or individuals has any interest, may be a party to or may be pecuniarily or otherwise interested in, any contract, transaction or other act of the Corporation, and

(1)	such contract, transaction or act shall not be in any way invalidated or otherwise affected by that fact;

(2)	no such Director, officer, shareholder or individual shall be liable to account to the Corporation for any profit or benefit realized through any such contract, transaction or act; and

(3)	any such Director of this Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors or of any committee of the Board of Directors which shall authorize any such contract, transaction or act, and may vote to authorize the same.

Provided, however, that any contract, transaction or act in which any Director or officer of the Corporation is so interested individually or as a director, officer, trustee or member of any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of the shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a direct or indirect subsidiary or affiliate of the Corporation, shall be duly authorized or ratified by a majority of the Directors who are not so interested, to whom the nature of such interest has been disclosed and who have made any findings required by law.

For the purposes of this Article (a) the term “interest” shall mean and include any personal interest and any interest as a director, officer, shareholder, shareholder, trustee, member or beneficiary of any concern; (b) the term “concern” shall mean and include any Corporation, association, trust, partnership, limited liability company, firm, person or other entity other than this Corporation; and (c) the phrase “subsidiary or affiliate” shall mean and include any concern in which a majority of the directors, trustees, partners or controlling persons is elected or appointed by the Directors of this Corporation or is constituted of the Directors or officers of this Corporation.

To the extent permitted by law, the authorizing or ratifying vote of the holders of a majority of the shares of each class of the capital stock of the Corporation outstanding and entitled to vote for Directors at an annual meeting or special meeting duly called for the purpose (whether such vote is passed before or after judgment is rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this Corporation, or of the Board of Directors or any committee thereof, with regard to all shareholders of this Corporation, whether of record at the time of such vote, and with regard to all creditors and other claimants of this Corporation; provided, however, that

(A)	with respect to the authorization or ratification of any contract, transaction or act in which any of the Directors, officers or shareholders of this Corporation have an interest, the nature of such contract, transaction or act and the interest of any Director, officer or shareholder therein shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting;

(B)	the shareholders so voting shall have made any findings required by law;

(C)	shareholders so interested may vote at any such meeting except to the extent otherwise provided by law; and

(D)	any failure of the shareholders to authorize or ratify any such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive the Corporation, its Directors, officers or employees of their right to proceed with such contract, transaction or act.

No contract, transaction or act of the Corporation shall be voidable by reason of any provision of this paragraph (k) which would be valid except for any such provision or provisions.

(l)	No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by the MBCA (or any successor thereto), this provision shall not eliminate or limit the liability of a Director (i) for breach of the Director’s fiduciary duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the MBCA, or (iv) for any transaction from which the Director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article VI, paragraph (j) shall not eliminate the liability of a Director for any act or omission occurring prior to the date on which this Article VI, paragraph (j) becomes effective. No amendment to or repeal of this Article VI, paragraph (j) shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

(m)	To the fullest extent permitted by the MBCA, the Corporation may indemnify each current and former officer and director against: (i) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person in or about the conduct of the Corporation’s business or affairs or in the execution or discharge of such person’s duties, powers, authorities or discretions, and (ii) without limitation to paragraph (i), all costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Corporation or its affairs in any court or tribunal, whether in Massachusetts or elsewhere; provided, however, that no current or former officer or director shall be indemnified in respect of any matter arising out of his or her own actual fraud, failure to conduct himself or herself in good faith, willful default, or willful neglect. To the extent permitted by applicable law, the Corporation may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by a current or former officer or director in respect of any matter identified in paragraph (i) or paragraph (ii) above on condition that such person must repay the amount paid by the Corporation to the extent that it is ultimately found not liable to indemnify such person for those legal costs.

(n)	The Directors may, to the full extent permitted by the MBCA and applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article VI; and (ii) to indemnify and/or insure directors, officers and employees against liability to the fullest extent permitted by the MBCA and applicable law.

(o)	A meeting of shareholders shall be a “Contested Election Meeting” if there are more persons nominated for election as Directors at such meeting than there are Directors to be elected at such meeting, determined as of the tenth day preceding the date of the Corporation’s first notice to shareholders of such meeting pursuant to the Corporation’s Bylaws (such date, the “Determination Date”); provided, however, that if, in accordance with the Corporation’s Bylaws, shareholders are entitled to nominate persons for election as Director for a period of time that ends after the otherwise applicable Determination Date, the Determination Date shall be as of the day immediately following the end of such period.

(p)	Any action required or permitted to be taken at any annual or special meeting of the shareholders of the Corporation may be taken prior to the Voting Threshold Date without a meeting by the written consent of shareholders having not less than the minimum number of votes necessary to take such action at a meeting of the shareholders at which all shareholders entitled to vote thereon are present and voting; provided that, in accordance with these Articles and the Corporation’s Bylaws, (i) shareholders who own, in the aggregate, not less than a majority of all the votes entitled to be cast on any issue to be considered at any annual or proposed special meeting of the Corporation, as determined in accordance with these Articles, shall by written notice to the Secretary of the Corporation request that the Board of Directors fix a record date for the proposed action by shareholders including the information required by the Corporation’s Bylaws, (ii) the Corporation shall solicit written consents from all shareholders and (iii) such action shall be evidenced by a consent or consents in writing, setting forth the action to be taken, which shall be signed and delivered to the Secretary of the Corporation, and not revoked, by shareholders having the requisite votes; provided, further, however, that any such action shall be taken in accordance with, and subject to the Corporation’s Bylaws, the MBCA and applicable law. Following the Voting Threshold Date, except as provided in the last paragraph of this section, any action required or permitted to be taken by the shareholders must be effected at an annual or special meeting of the shareholders and may not be effected by written consent in lieu of a meeting.

For purposes of determining whether shareholders own, in the aggregate, at least a majority of all the votes entitled to be cast on any issue to be considered at any annual or proposed special meeting of the Corporation, a shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s stock as to which the shareholder possesses both (i) full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss with respect to) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (1) sold by such shareholder or any affiliate of such shareholder in any transaction that has not been settled or closed, (2) borrowed by such shareholder or any of its affiliates for any purpose(s) or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (3) subject to any Derivative Position (as defined in the Corporation’s Bylaws) entered into by such shareholder or any of its affiliates whether such Derivative Position is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the Corporation, in any such case which Derivative Position has, or is intended to have, the purpose or effect of reducing in any manner, to any extent, or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation’s capital stock are owned for these purposes shall be determined by the Board of Directors in its reasonable discretion.

Notwithstanding any provision of these Articles or the Corporation’s Bylaws to the contrary, shareholders may act without a meeting by unanimous written consent, and none of the foregoing provisions shall apply to such action. Any action by written consent must be a proper subject for shareholder action by written consent.

(q)	No amendment or repeal of any provision of these Articles the Corporation’s Bylaws contemplating the indemnification of any Director or officer of the Corporation or of the relevant provisions of M.G.L. Chapter 156D shall affect or diminish the rights of any indemnified Director or officer with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of such amendment or repeal. If the MBCA is subsequently amended to increase the scope of permitted indemnification, indemnification hereunder shall be provided to the full extent permitted or required by such amendment.

(r)	The Corporation hereby expressly elects not to be governed by the provisions of M.G.L. Chapter 110F.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time any class of the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested shareholder (as defined below) for a period of three (3) years following the time that such shareholder became an interested shareholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, or

2.	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 90% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized or approved at an annual or special meeting of shareholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested shareholder.

Solely for purposes of this Section (r) of Article VI only, references to:

1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.	“associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.	“business combination,” when used in reference to the Corporation and any interested shareholder of the Corporation, means:

a.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested shareholder or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation this Section (r) of Article VI is not applicable to the surviving entity;

b.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.	any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested shareholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested shareholder became such; (ii) pursuant to a merger under Clause (7) of Section 11.04 or Section 11.05 of the MBCA; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested shareholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection (c) shall there be an increase in the interested shareholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested shareholder; or

e.	any receipt by the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section (r) of Article VI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.	“Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Founder or any of its affiliates or successors ownership of 5% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Section (r) of Article VI; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Section (r) of Article VI.

6.	“Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.	“interested shareholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 5% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 5% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and associates of such person; but “interested shareholder” shall not include (x) any Founder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 5% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested shareholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.	“owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.	beneficially owns such stock, directly or indirectly; or

b.	has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

11.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Section (r) of Article VI to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(s)	The Corporation hereby expressly elects not to be governed by the provisions of M.G.L. Chapter 110D. If the provisions of Chapter 110D shall become applicable to control share acquisitions of the Corporation through amendment of these Bylaws or otherwise, the following provisions shall apply:

1.	Redemption of Shares. The Corporation is authorized to redeem shares acquired in a control share acquisition to the extent and in accordance with the procedures specified in Section 6 of Chapter 110D and in this Article VI.

2.	Additional Procedures. The additional procedures for redemption of shares as contemplated by this Article VI shall be:

a.	Fair value shall be determined by the Board of Directors or a committee of the Board of Directors of the Corporation, and the amount so determined shall be included in the notice of redemption given by the Corporation pursuant to Section 6 of Chapter 110D.

b.	The person whose shares are being redeemed (the “Holder”) may within ten days after the date of the notice of redemption advise the Corporation in writing that the Holder believes that the value so determined is not fair, and in such event the Corporation shall, within the 30-day period following its receipt of the Holder’s notice, permit the Holder to submit such written and oral evidence of value as the Holder may wish and the Board of Directors or committee considers appropriate. The Board of Directors or committee shall affirm or revise its determination of fair value within fifteen days after the completion of the 30-day period, and shall promptly advise the Holder in writing of its decision.

c.	The notice of redemption shall specify a redemption date, which shall be 30 days after the date of the notice (or the first business day after the 30-day period), and a redemption office, which shall be the principal office of the Corporation or an office of a commercial bank specified by the Corporation in the notice. The redemption date so fixed shall not be deferred by a request of the Holder for a redetermination of fair value. The Holder shall cause the certificate or certificates representing the shares being redeemed to be delivered to the redemption office not later than the redemption date, duly endorsed or assigned for transfer, with signature guaranteed, if such an endorsement or assignment is required in the notice of redemption.

d.	The certificate or certificates representing the shares being redeemed having been deposited in accordance with item (iii) above, the redemption price shall be paid by the Corporation on the redemption date specified in its notice of redemption or such later date as the redemption price may be determined if the Holder has duly requested a redetermination of fair value.

e.	Notice of redemption having been given, from and after the redemption date the shares being redeemed shall no longer be deemed to be outstanding, and all rights of the Holder or Holders thereof as a shareholder or shareholders of the corporation shall cease, except the right to receive the redemption price. If the Corporation shall default in payment of the redemption price, interest shall accrue thereon from the date of default at the base or prime rate of the Corporation’s principal lending bank or, if none, the “base rate” or the “prime rate” as reported in the online edition of the Wall Street Journal as of 4:00 pm EST on any day for which interest shall accrue, and as in effect from time to time during the period of default.

f.	Notice given by the Corporation by first class mail or delivered in person on the basis of a good faith determination by the Corporation of the identity and address of the person who had made a control share acquisition shall be deemed to have been duly given.

g.	Any person who makes a control share acquisition of the Corporation shall be deemed to have consented to and shall be bound by the provisions of this Article VI and shall indemnify and hold the corporation harmless from and against any damage, loss or expense which the corporation may suffer as a result of any non-compliance with the provisions of this Article VI.

(t)	(A) In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Founders and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Founders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this section (t) of Article VI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Founders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)	None of (i) the Founders or any of their Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this section (t) of Article VI. Subject to Section C of this section (t) of Article VI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

(C)	The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this section (t) of Article VI shall not apply to any such corporate opportunity.

(D)	In addition to and notwithstanding the foregoing provisions of this section (t) of Article VI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(E)	Solely for purposes of this section (t) of Article VI, “Affiliate” shall mean (a) in respect of any Founder, any Person that, directly or indirectly, is controlled by such Founder, controls such Founder or is under common control with such Founder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Founder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(F)	To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this section (t) of Article VI.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: Articles I, II, III, IV, V and VI

Signed by:	/s/ Paul T. Dacier

(signature of authorized individual)

☒	Chairman of the board of directors,

☐	President,

☐	Other officer,

☐	Court-appointed fiduciary,

on this 19 day of December , 2024.

MA SOC Filing Number: 202588061930 Date: 12/15/2025 5:51:54 PM

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

December 15, 2025 05:51 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth